Exhibit 99.1

Condensed Combined Statements of Comprehensive Income

(unaudited)

Ally Financial Inc. - International Operations

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2013	2012	2013	2012
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$163	$369	$713	$1,144
Other financing revenue and interest income	6	19	29	65

Total financing revenue and other interest income	169	388	742	1,209
Interest expense
Interest on short-term borrowings	11	28	52	105
Interest on long-term debt	96	157	340	477

Total interest expense	107	185	392	582
Depreciation expense on operating lease assets	—	8	7	29

Net financing revenue	62	195	343	598
Other revenue
Income from equity method investee	34	21	90	70
Other income, net of losses	21	35	73	118

Total other revenue	55	56	163	188
Total net revenue	117	251	506	786
Provision for loan losses	19	13	71	75
Noninterest expense
Compensation and benefits expense	9	37	58	115
Other operating expenses	18	96	133	287

Total noninterest expense	27	133	191	402
Income before income tax expense	71	105	244	309
Income tax expense	14	26	56	25

Net income	$57	$79	$188	$284

Other comprehensive (loss) income, net of tax
Translation adjustments arising from revaluations during the period	(1)	125	(90)	40

Other comprehensive (loss) income, net of tax	(1)	125	(90)	40

Comprehensive income	$56	$204	$98	$324

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Balance Sheets (unaudited)

Ally Financial Inc. - International Operations

($ in millions)	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents
Noninterest-bearing	$10	$71
Interest-bearing	158	817

Total cash and cash equivalents	168	888
Finance receivables and loans, net
Finance receivables and loans, net	4,308	15,228
Allowance for loan losses	(94)	(178)

Total finance receivables and loans, net	4,214	15,050
Investment in equity method investee	483	386
Deferred income tax asset	275	421
Other assets	581	1,345

Total assets	$5,721	$18,090

Liabilities
Short-term borrowings - third party	$521	$2,800
Long-term debt - third party	3,455	8,154
Related party debt with Ally Financial Inc.	—	1,848
Interest payable	116	149
Accrued expenses and other liabilities	536	1,583

Total liabilities	4,628	14,534
Invested equity
Parent’s net investment	1,060	3,550
Accumulated other comprehensive income	33	6

Total invested equity	1,093	3,556

Total liabilities and invested equity	$5,721	$18,090

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Balance Sheets (unaudited)

Ally Financial Inc. - International Operations

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) do not have recourse to our general credit were as follows.

($ in millions)	September 30, 2013	December 31, 2012
Assets
Finance receivables and loans, net
Consumer	$—	$5,125
Commercial	149	2,368
Allowance for loan losses	—	(24)

Total finance receivables and loans, net	149	7,469
Other assets	—	447

Total assets	$149	$7,916

Liabilities
Short-term borrowings	$151	$1,480
Long-term debt	—	4,303
Accrued expenses and other liabilities	—	22

Total liabilities	$151	$5,805

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Statements of Changes in Invested Equity

(unaudited)

Ally Financial Inc. - International Operations

($ in millions)	Parent’s net investment	Accumulated other comprehensive (loss) income	Total invested equity
Balance at January 1, 2012	$3,441	$(41)	$3,400
Net income	284	—	284
Capital contributions	16	—	16
Dividends to Ally Financial Inc.	(27)	—	(27)
Other comprehensive income	—	40	40

Balance at September 30, 2012	$3,714	$(1)	$3,713

Balance at January 1, 2013	$3,550	$6	$3,556
Net income	188	—	188
Capital contributions	3	—	3
Dividends to Ally Financial Inc.	(27)	—	(27)
Disposal of business	(2,654)	117	(2,537)
Other comprehensive loss	—	(90)	(90)

Balance at September 30, 2013	$1,060	$33	$1,093

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Statements of Cash Flows (unaudited)

Ally Financial Inc. - International Operations

Nine months ended September 30, ($ in millions)	2013	2012
Operating activities
Net cash provided by operating activities	$239	$513

Investing activities
Net increase in finance receivables and loans	(1,057)	(521)
Purchases of operating lease assets	(11)	(70)
Disposals of operating lease assets	83	79
Net change in restricted cash related to variable interest entity	(99)	(17)
Sale of business units	(440)	—
Other, net	(38)	36

Net cash used in investing activities	(1,562)	(493)

Financing activities
Net change in short-term borrowings – third party	447	(464)
Proceeds from issuance of long-term debt – third party	3,391	4,096
Repayments of long-term debt	(2,837)	(2,899)
Net change in related party debt with Ally Financial Inc.	(404)	(513)
Other, net	(2)	4

Net cash provided by financing activities	595	224

Effect of exchange-rate changes on cash and cash equivalents	8	(71)

Net (decrease) increase in cash and cash equivalents	(720)	173
Cash and cash equivalents at beginning of period	888	447

Cash and cash equivalents at end of period	$168	$620

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

1.	Description of Business, Basis of Presentation, and Significant Accounting Policies

Ally Financial Inc. and its affiliated companies (formerly GMAC Inc. and referred to herein as “Ally” or “AFI”) is a leading independent, financial services firm. Founded in 1919, Ally is a leading automotive financial services company with over 90 years of experience providing a broad array of financial products and services to automotive dealers and their customers.

On November 21, 2012, Ally announced that it had reached agreements to sell substantially all of its remaining international automotive finance operations to General Motors Financial Corporation (“GMF”). The agreements include sales of Ally’s international automotive finance operations in Asia, Europe and South America (“AFI-IO”) whose focus has been on five core markets within 14 countries: China (through our joint venture, GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”)), Brazil, Mexico, Germany and the United Kingdom.

On April 1, 2013, AFI completed the disposal of substantially all of the European and Latin American automotive finance operations except for France, Portugal and Brazil; on June 1, 2013 completed the disposal of our operations in France and Portugal; and on October 1, 2013 completed the disposal of our operations in Brazil. The aggregate consideration for these disposals was $3.3 billion, which was paid to our parent.

The China proposed transaction is subject to customary regulatory review and approval as well as other closing conditions including the requirements to deliver carve-out financial statements of AFI-IO. The accompanying special purpose financial statements represent the combined financial position and results of operations for the entities governed under the agreements of sale (herein referred to as the “Carve-out Financial Statements”). Within these financial statements “we”, “us”, “the Company”, and “our” refers to AFI-IO. AFI-IO provides financial services to automotive dealer customers, predominately focusing on financing automobiles manufactured by General Motors Company (“GM”).

Combination and Basis of Presentation

The Carve-out Financial Statements include our accounts after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. Refer to Note 5 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

The financial statements of entities that operate outside of the United States generally are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates and the results of operations and cash flows are determined using approximate weighted average exchange rates for the period. Translation adjustments are related to foreign subsidiaries using local currency as their functional currency and are reported as a separate component of accumulated other comprehensive income (loss). Foreign currency transaction gains or losses are recorded directly to the Condensed Combined Statement of Comprehensive Income, regardless of whether such amounts are either realized or unrealized. We may elect to enter into foreign-currency derivatives to mitigate our exposure to changes in foreign-exchange rates.

The Carve-out Financial Statements reflect the assets, liabilities, revenues and expenses directly attributable to AFI-IO, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in invested equity and cash flows on a stand-alone basis. The principal allocation methodologies have been described below. The financial information included herein may not necessarily reflect the financial position, results of operations, changes in invested equity and cash flows of the AFI-IO in the future or what they would have been had AFI-IO been a separate, stand-alone entity during the periods presented. The financial information for 2013 recorded within the Condensed Combined Statement of Comprehensive Income represents three months of our operations in Europe and Latin America, except for Brazil, China, France and Portugal; five months of France and Portugal and nine months of activity for Brazil and China consistent with the timing of disposal of businesses to GMF. The Condensed Combined Balance Sheet at September 30, 2013 includes only Brazil and China.

AFI provided certain corporate services to us, and costs associated with these functions have been allocated to us. These allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services. The allocations represent costs for services directly benefiting AFI-IO. A service is a benefit if it improves or has the potential to improve the operations or profitability of the benefited entity. An activity is generally considered to provide a benefit if the party in receipt of the services would have performed the same or similar activity for itself or would be willing to pay a third party to perform the same or similar activity. The total amount of these allocations from AFI were approximately $13 million and $52 million for the nine months ended September 30, 2013 and 2012, respectively. These cost allocations are reflected within other operating expenses in our Condensed Combined Statement of Comprehensive Income and classified as “Allocated corporate overhead expense” in Note 14. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented.

The allocations may not reflect the expense we would have incurred as a stand-alone company for the periods presented. Actual costs that we may have incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

The Parent’s net investment represents AFI’s interest in our recorded net assets. The Parent’s net investment balance represents the cumulative net investment made by AFI in us through that date, including any prior net income or loss or other comprehensive income (loss) attributed to us and contributions received from or distributions made to AFI. Certain transactions between us and other related parties that are wholly-owned subsidiaries of AFI, including allocated expenses and settlement of intercompany transactions, are also included in the Parent’s net investment.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period and related disclosures. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

2.	Other Income, Net of Losses

Details of other income, net of losses, were as follows.

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2013	2012	2013	2012
Insurance commissions income (a)	$4	$3	$25	$36
Late charges and other administrative fees	9	27	24	48
Other income, net of losses	8	5	24	34

Total other income, net of losses	$21	$35	$73	$118

(a)	Primarily represents commissions earned from third party insurance companies related to insurance policies purchased by retail finance customers.

3.	Other Operating Expenses

Details of other operating expenses were as follows.

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2013	2012	2013	2012
Allocated corporate overhead expense (a)	$(10)	$19	$13	$52
Technology and communications	3	14	24	42
Local non-income taxes	9	12	38	37
Professional services	4	10	19	27
Other operating expenses	12	41	74	129
Settlement of non-income tax contingency	—	—	(35)	—

Total other operating expenses	$18	$96	$133	$287

(a)	Refer to Note 14.

4.	Finance Receivables and Loans, Net

The composition of finance receivables and loans, net, reported at carrying value before allowance for loan losses was as follows.

($ in millions)	September 30, 2013	December 31, 2012
Consumer automobile	$3,466	$10,466
Commercial	842	4,762

Total finance receivables and loans (a)	$4,308	$15,228

(a)	Totals are net of unearned income, unamortized premiums and discounts, and deferred fees and costs of $939 million and $1,746 million at September 30, 2013 and December 31, 2012, respectively.

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

Three months ended September 30, 2013 ($ in millions)	Consumer automobile	Commercial	Total
Allowance at July 1, 2013	$88	$2	$90
Charge-offs	(22)	—	(22)
Recoveries	7	—	7

Net charge-offs	(15)	—	(15)
Provision for loan losses	18	1	19

Allowance at September 30, 2013	$91	$3	$94

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

Three months ended September 30, 2012 ($ in millions)	Consumer automobile	Commercial	Total
Allowance at July 1, 2012	$167	$26	$193
Charge-offs	(41)	—	(41)
Recoveries	19	—	19

Net charge-offs	(22)	—	(22)
Provision for loan losses	14	(1)	13
Other	3	1	4

Allowance at September 30, 2012	$162	$26	$188

Nine months ended September 30, 2013 ($ in millions)	Consumer automobile	Commercial	Total
Allowance at January 1, 2013	$155	$23	$178
Charge-offs	(90)	(1)	(91)
Recoveries	28	1	29

Net charge-offs	(62)	—	(62)
Provision for loan losses	72	(1)	71
Other (a)	(74)	(19)	(93)

Allowance at September 30, 2013	$91	$3	$94

Allowance for loan losses
Ending balance	$91	$3	$94
Individually evaluated for impairment	—	—	—
Collectively evaluated for impairment	91	3	94
Finance receivables and loans, net
Ending balance	3,466	842	4,308
Individually evaluated for impairment	—	—	—
Collectively evaluated for impairment	3,466	842	4,308

(a)	Balance includes $66 million and $19 million for consumer automobile and commercial, respectively, for entities sold to GMF as of April 1, 2013 and June 1, 2013.

Nine months ended September 30, 2012 ($ in millions)	Consumer automobile	Commercial	Total
Allowance at January 1, 2012	$138	$44	$182
Charge-offs	(113)	(1)	(114)
Recoveries	50	—	50

Net charge-offs	(63)	(1)	(64)
Provision for loan losses	92	(17)	75
Other	(5)	—	(5)

Allowance at September 30, 2012	$162	$26	$188

Allowance for loan losses
Ending balance	$162	$26	$188
Individually evaluated for impairment	—	6	6
Collectively evaluated for impairment	162	20	182
Finance receivables and loans, net
Ending balance	10,284	4,257	14,541
Individually evaluated for impairment	—	53	53
Collectively evaluated for impairment	10,284	4,204	14,488

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

The following table presents an analysis of our past due finance receivables and loans, net, reported at carrying value before allowance for loan losses.

($ in millions)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total finance receivable and loans
September 30, 2013
Consumer automobile	$53	$10	$21	$84	$3,382	$3,466
Commercial	—	—	—	—	842	842

Total finance receivables	$53	$10	$21	$84	$4,224	$4,308

December 31, 2012
Consumer automobile	$97	$45	$79	$221	$10,245	$10,466
Commercial	—	—	69	69	4,693	4,762

Total finance receivables	$97	$45	$148	$290	$14,938	$15,228

The following table presents the carrying value before allowance for loan losses of our finance receivables and loans recorded at historical cost on nonaccrual status.

($ in millions)	September 30, 2013	December 31, 2012
Consumer automobile	$31	$100
Commercial	—	69

Total consumer and commercial finance receivables and loans	$31	$169

Management performs a quarterly analysis of the consumer automobile and commercial portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. The tables below present the population of loans by quality indicators for our consumer automobile and commercial portfolios.

Nonperforming loans include finance receivables and loans on nonaccrual status when the principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. The following table presents performing and nonperforming credit quality indicators in accordance with our internal accounting policies for our consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses.

	September 30, 2013			December 31, 2012
($ in millions)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Consumer automobile	$3,435	$31	$3,466	$10,366	$100	$10,466

The following table presents pass and criticized credit quality indicators for our commercial finance receivables and loans recorded at historical cost and reported at carrying value before allowance for loan losses.

	September 30, 2013			December 31, 2012
($ in millions)	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
Commercial	$685	$157	$842	$3,916	$846	$4,762

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans within our portfolio that have a higher default risk or have already defaulted.

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement.

The following table presents information about our impaired finance receivables and loans recorded at historical cost.

($ in millions)	Unpaid principal balance	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
Commercial
September 30, 2013	$—	$—	$—	$—	$—
December 31, 2012	69	69	20	49	7

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

5.	Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special purpose entities (SPEs). An SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of securitization SPEs is to obtain liquidity by securitizing certain of our finance receivables and loans.

The SPEs involved in securitization and other financing transactions are generally considered variable interest entities (VIEs). VIEs are entities that either have a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of finance receivables and loans to a diverse customer base. We often securitize these receivables (which we collectively describe as “securitized assets” or “transferred assets”) through the use of securitization entities, which are consolidated on our Condensed Combined Balance Sheet. We securitize finance receivables and loans through both public and private securitizations.

In executing a securitization transaction, we typically sell pools of finance receivables and loans to a separate, transaction-specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized assets. The beneficial interests take the form of either notes or trust certificates that are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred receivables and entitle the investors to specified cash flows generated from the securitized assets. In addition to providing a source of liquidity and cost-efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain.

Each securitization is governed by various legal documents that often limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the securitized assets, to issue beneficial interests to investors to fund the acquisition of the securitized assets, and to enter into derivatives to hedge or mitigate certain risks related to the securitized assets or beneficial interests of the entity. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to service the securitized assets the securitization entity holds and the beneficial interests it issues.

We may retain beneficial interests in our securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to servicing rights, interest-only strips and subordinated notes. Certain of these retained interests provide credit enhancement to the SPE as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven.

We generally hold certain conditional repurchase options that allow us to repurchase the securitized assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean-up call option). The repurchase price is typically the par amount of the assets plus accrued interest. Additionally, we may hold other conditional repurchase options that allow us to repurchase a transferred asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent repurchase option that gives us the option to purchase the securitized asset if it exceeds a certain prespecified delinquency level. We generally have complete discretion regarding when or if we will exercise these options, but we would do so only when it is in our best interest.

We may provide certain investors in our on-balance sheet securitizations and whole-loan transactions with repurchase commitments for loans that become contractually delinquent within a specified time from their date of origination or purchase. The maximum obligation of $2,120 million and $1,897 million as of September 30, 2013 and December 31, 2012, respectively, represents the principal balance for loans sold that are covered by these commitments.

Other than our customary representation and warranty provisions, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Representation and warranty provisions generally require us to repurchase securitized assets or indemnify the investor or other party for incurred losses to the extent it is determined that the transferred assets were ineligible or were otherwise defective at the time of sale. We did not provide any noncontractual financial support to any of these entities during 2013 or 2012.

Involvement with Variable Interest Entities

The determination of whether the assets held by these VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on-balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the VIE. We are deemed the primary beneficiary and therefore consolidate VIEs in which we have both (a) the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on an analysis of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

In our securitization transactions, we hold beneficial interests or other interests in the VIE, which represent a form of significant continuing economic interest.

We consolidate all of these entities because we have a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a variable interest in the VIE that could potentially be significant. We are the primary beneficiary of our securitization entities for which we perform servicing activities and hold a variable interest in the form of a beneficial interest that could potentially be significant.

The consolidated VIEs included in the Condensed Combined Balance Sheet represent separate entities with which we are involved. The third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders.

Refer to the Condensed Combined Balance Sheet for the summarized financial information related to consolidated VIEs.

6.	Other Assets

The components of other assets were as follows.

($ in millions)	September 30, 2013	December 31, 2012
Property and equipment at cost	$6	$240
Accumulated depreciation	(2)	(213)

Net property and equipment	4	27
Prepaid expenses and deposits	461	422
Restricted cash collections for securitization trusts (a)	54	305
Income tax receivable	43	—
Cash reserve deposits held-for-securitization trusts (b)	—	209
Other assets	19	382

Total other assets	$581	$1,345

(a)	Represents cash collection from customer payments on securitized assets. These funds are distributed to investors as payments on the related secured debt.
(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions.

7.	Short-term Borrowings

The following table presents the composition of our short-term borrowings portfolio.

	September 30, 2013			December 31, 2012
($ in millions)	Unsecured	Secured	Total	Unsecured	Secured	Total
Bank loans and overdrafts	$235	$—	$235	$867	$—	$867
Notes to secured facilities	—	151	151	—	1,785	1,785
Other	135	—	135	148	—	148

Total short-term borrowings	$370	$151	$521	$1,015	$1,785	$2,800

Weighted average interest rate (a)			10.6%			4.3%

(a)	Based on the debt outstanding and the interest rate at September 30, 2013 and December 31, 2012.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

8.	Long-term Debt

The following tables present the composition of our long-term debt portfolio.

($ in millions)	Fixed rate amount	Variable rate amount	Total amount	Interest rate	Weighted average interest rate (a)	Due date range
September 30, 2013
Senior debt	$31	$1,304	$1,335	8.44 - 11.72%	10.53%	2013 - 2016
Subordinated debt (b)	2,120	—	2,120	10.82 - 16.38%	10.81%	2014 - 2018

Total long-term debt	$2,151	$1,304	$3,455

December 31, 2012
Senior debt	$377	$1,288	$1,665	5.40 - 14.33%	8.51%	2013 - 2016
Subordinated debt (b)	2,022	164	2,186	1.24 - 16.38%	10.68%	2013 - 2018
VIE secured debt	—	4,303	4,303	0.93 - 6.84%	2.23%	2013 - 2018

Total long-term debt	$2,399	$5,755	$8,154

(a)	Based on the debt outstanding and the interest rate at December 31 of each year.
(b)	Includes secured long-term debt of $2.1 billion and $2.1 billion at September 30, 2013 and December 31, 2012, respectively.

The following table presents the scheduled remaining maturity of long-term debt, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

Year ended December 31, ($ in millions)	2013	2014	2015	2016	2017	2018 and thereafter	Total
Unsecured	183	735	368	49	—	—	1,335
Secured	262	864	577	302	100	15	2,120

Total long-term debt	$445	$1,599	$945	$351	$100	$15	$3,455

To achieve the desired balance between fixed- and variable-rate debt, we utilize interest rate swap agreements. In addition, certain of our debt obligations are denominated in currencies other than the currency of the issuing country. Foreign-currency swap agreements are used to hedge exposure to changes in the exchange rates of obligations.

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements.

($ in millions)	September 30, 2013	December 31, 2012
Consumer automobile finance receivables	$1,982	$7,183
Commercial automobile finance receivables	149	2,429
Investment in operating leases, net (a)	—	97

Total assets restricted as collateral	2,131	9,709

Secured debt (b)	$2,271	$8,274

(a)	Balance is recorded as other assets on the Condensed Combined Balance Sheet.
(b)	Includes $0.2 billion and $1.8 billion of short-term borrowings at September 30, 2013 and December 31, 2012, respectively.

Covenants and Other Requirements

In secured funding transactions, there are trigger events that could cause the debt to be prepaid at an accelerated rate or could cause our usage of the credit facility to be discontinued. The triggers are generally based on the financial health and performance of the servicer as well as performance criteria for the pool of financial assets, such as delinquency ratios, loss ratios, commercial payment rates. During 2013 and 2012, there were no trigger events that resulted in the repayment of debt at an accelerated rate or impacted the usage of our credit facilities.

Funding Facilities

We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not contractually obligated to advance funds under them. The amounts outstanding under our various funding facilities are included on our Condensed Combined Balance Sheet.

The total capacity in our committed funding facilities is provided by banks and other financial institutions through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date.

9.	Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities were as follows.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

($ in millions)	September 30, 2013	December 31, 2012
Current income tax payable (a)	$217	$267
Non-income tax payable (b)	170	220
Accounts payable	59	234
Payables to automotive original equipment manufacturers, net	47	442
Other liabilities	43	420

Total accrued expenses and other liabilities	$536	$1,583

(a)	Includes reserves for uncertain income tax positions, including interest and penalties, primarily related to Brazil.
(b)	Represents reserves for other non-income tax matters, including interest and penalties, primarily related to Brazil.

10.	Derivative Instruments and Hedging Activities

We enter into derivative instruments, including interest rate and foreign-currency swaps and options in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including debt. In addition, we use foreign exchange contracts to mitigate foreign-currency risk associated with foreign-currency-denominated debt. Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign-currency risks related to the assets and liabilities.

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable-rate and certain variable-rate instruments to a fixed rate. We monitor our mix of fixed- and variable-rate debt in relation to the rate profile of our assets. When it is cost-effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt.

We enter into economic hedges to mitigate exposure for the following categories.

•	Debt — We do not apply hedge accounting to our derivative portfolio held to mitigate interest rate risk associated with our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

•	Other — We enter into interest rates swaps to economically hedge our net fixed versus variable interest rate exposure.

Foreign Currency Risk

We enter into derivative financial instruments to mitigate the risk associated with variability in cash flows related to foreign-currency financial instruments. Currency swaps are used to economically hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest rate derivatives, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.

We have not elected to treat any foreign-currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign-currency swaps are substantially offset by the foreign-currency revaluation gains and losses of the underlying assets and liabilities.

Condensed Combined Balance Sheet Presentation

The following table summarizes the fair value amounts of derivative instruments reported on our Condensed Combined Balance Sheet. The fair value amounts are presented on a gross basis, are segregated by type of contract. At September 30, 2013 and December 31, 2012, $0 million and $21 million of the derivative contracts in a receivable position were classified as other assets on the Condensed Combined Balance Sheet, respectively. At September 30, 2013 and December 31, 2012, $0 million and $48 million of derivative contracts in a liability position were classified as accrued expenses and other liabilities on the Condensed Combined Balance Sheet, respectively.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

	September 30, 2013			December 31, 2012
	Derivative contracts in a		Notional amount	Derivative contracts in a
($ in millions)	receivable position	payable position		receivable position	payable position	Notional amount
Economic hedges
Interest rate risk
Debt	$—	$—	$—	$21	$29	$6,174
Other	—	—	—	—	1	990

Total interest rate risk	—	—	—	21	30	7,164
Foreign exchange risk	—	—	—	—	18	471

Total economic hedges	—	—	—	21	48	7,635

Total derivatives	$—	$—	$—	$21	$48	$7,635

Condensed Combined Statement of Comprehensive Income Presentation

The following table summarizes the location and amounts of gains and losses on derivative instruments reported in our Condensed Combined Statement of Comprehensive Income.

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2013	2012	2013	2012
Economic derivatives
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Other income, net of losses	$—	$3	$(7)	$—

Total interest rate contracts	—	3	(7)	—

Foreign exchange contracts (a)
Interest on long-term debt	—	(23)	36	(20)

Total foreign exchange contracts	—	(23)	36	(20)

(Loss) gain recognized in earnings on derivatives	$—	$(20)	$29	$(20)

(a)	Amounts exclude gains and losses related to the revaluation of the related foreign-denominated debt or receivable. Losses of $34 million and gains of $18 million were recognized for the nine months ended September 30, 2013 and 2012, respectively.

11.	Income Taxes

For interim income tax reporting we estimate our annual effective tax rate and apply it to our year to date ordinary income. Tax jurisdictions with a projected or year to date loss for which a tax benefit cannot be realized are excluded. The tax effects of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, are reported in the interim period in which they occur.

12.	Fair Value of Financial Instruments

For purposes of this disclosure, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

The following table presents the carrying and estimated fair value of financial instruments. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at September 30, 2013 and December 31, 2012.

	September 30, 2013					December 31, 2012
		Estimated fair value
($ in millions)	Carrying value	Level 1	Level 2	Level 3	Total	Carrying value	Estimated fair value
Financial assets
Finance receivables and loans, net	$4,214	$—	$—	$4,212	$4,212	$15,050	$15,934
Notes receivable from AFI	—	—	—	—	—	72	69
Derivative assets	—	—	—	—	—	21	21
Financial liabilities
Derivative liabilities	—	—	—	—	—	48	48
Short-term borrowings—third party	521	—	—	518	518	2,800	2,813
Long-term debt—third party	3,455	—	—	3,438	3,438	8,154	8,211
Debt payable to Ally Financial Inc.	—	—	—	—	—	1,848	1,790

The following describes the methodologies and assumptions used to determine fair value for the significant classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•	Finance receivables and loans, net — The fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach using Level 3 inputs). The carrying value of commercial receivables in certain markets and certain other automotive-lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of commercial receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

•	Debt — Debt valued using internally derived inputs, such as prepayment speeds and discount rates, was classified as Level 3.

•	Derivative instruments — We execute over-the-counter derivative contracts, such as interest rate swaps and caps. We utilize third-party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are used in the model. We classified these over-the-counter derivative contracts as Level 2 because all significant inputs into these models were market observable.

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. In the event that we do not enter into legally enforceable agreements that enable the posting and receiving of collateral, we will consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA), if warranted.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

13.	Contingencies and Other Risks

In the normal course of business, we enter into transactions that expose us to varying degrees of risk.

Concentration with GM

The profitability and financial condition of our operations are heavily dependent upon the performance, operations, and prospects of GM, and their dealers. We have preferred provider agreements that provide for limited exclusivity privileges with respect to subvention programs offered by GM. These agreements do not provide us with any benefits relating to standard rate financing or lease products. Our preferred provider agreements with GM terminate on December 31, 2013.

Legal Proceedings

We are subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are involved in governmental proceedings arising in connection with our respective businesses. Some of the pending actions purport to be class actions, and certain legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We establish reserves for legal claims when payments associated with the claims become probable and the payments can be reasonably estimated. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, it is generally very difficult to predict what the eventual outcome will be, and when the matter will be resolved. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims.

Other Contingencies

We are subject to potential liability under various other exposures including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse impact on our results of operations, financial position, or cash flows.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. - International Operations

14.	Related Party

Pursuant to AFI’s Bylaws dated December 30, 2009 (the Bylaws), we must, subject to certain limited exceptions, conduct all transactions with our affiliates, current or former officers or directors, or any of their respective family members on terms that are fair and reasonable and no less favorable to AFI-IO than we would obtain in a comparable arm’s-length transaction with an independent third party.

Related party transactions are primarily settled in cash. Certain related party transactions are settled by non-cash capital contributions or dividends. AFI, as a parent, has provided guarantees on certain AFI-IO loan obligations.

A summary of the balance sheet effect of transactions with AFI follows:

($ in millions)	September 30, 2013	December 31, 2012
Assets
Investment in Ally Financial Inc. affiliated companies	$—	$8
Notes receivable from AFI	—	72

Total assets	$—	$80

Liabilities
Debt payable to Ally Financial Inc.	—	1,848
Accrued expenses and other liabilities	18	45

Total liabilities	$18	$1,893

A summary of the income statement effect of transactions with AFI follows:

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2013	2012	2013	2012
Net financing revenue
Interest expense on loans with Ally Financial Inc.	$—	$22	$20	$80
Guarantee fees expense	—	5	5	16
Other expense
Allocated corporate overhead expense (Refer to Note 3)	(10)	19	13	52

15.	Subsequent Events

On October 1, 2013, AFI completed a transaction under which GMF acquired the equity interests of the companies that comprise Ally’s auto finance and financial services business in Brazil for $611 million.

We have evaluated subsequent events through December 6, 2013, the date our financial statements were issued.